[Letterhead of CyberAmerica Corporation]


                                 August 29, 2000


Brent Crouch
Crouch, Beirwolf, and Chisholm
1453 Major Street
Salt Lake City, UT   84115

Dear Mr. Crouch:

This letter serves to formally notify your firm that CyberAmerica, Inc is terminating the audit relationship with Crouch, Bierwolf, and Chisholm. We have retained Mantyla McReynolds as the new auditing firm for CyberAmerica, Inc. and all its subsidiaries. In accordance with this change, I have included for your review the appropriate form 8-K with its attachments.

Please  review the form 8-K and transmit a letter at your  earliest  convenience
acknowledging   the  filing  and  including   information   regarding   material
disagreements (which we are not aware of any) as the regulations require.

We appreciate your work in behalf of our company and its subsidiaries in the past. Mr. Kim McReynolds of Mantyla McReynolds will be contacting you shortly to make arrangements for a smooth transfer of copies of workpapers and other schedules. We are aware that you will bill us at your regular rates for work relating to this transfer.

Signed,


/s/ Richard Surber

Richard Surber
President & CEO, CyberAmerica, Inc.

enclosures



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